UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2011

FUSHI COPPERWELD, INC.

(Exact name of registrant as specified in charter)

Nevada	001-33669	13-3140715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TYG Center Tower B, Suite 2601 Dongsanhuan Bei Lu, Bing 2 Beijing, PRC 100027	116100
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (011)-86-10-8447-8280

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 24, 2011, the Audit Committee of the Board of Directors of Fushi Copperweld, Inc. (the "Company"), concluded that the Company's previously issued financial statements for the years ended December 31, 2009, 2008 and 2007, and its unaudited interim financial statements for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 (collectively, the “Previously Issued Financial Statements”) should no longer be relied upon and should be restated, due to two errors in the application of U.S. Generally Accepted Accounting Principles ("US GAAP") regarding (1) the accounting for cross-currency interest swap derivative and (2) the acquisitions of Dalian Jinchuan Electric Cable Co., Ltd. (“Jinchuan”) and Shanghai Hongtai Industrial Co., Ltd. (“Hongtai”).

Cross-currency interest swap derivative

On April 10, 2007, the Company entered into a cross currency swap transaction (the "SWAP") with Merrill Lynch Capital Services, Inc. Under the terms of the SWAP, the Company received variable interest rate (based on LIBOR plus 7% per annum and adjustable to LIBOR plus 5% per annum after a qualifying IPO) payments in USD based on a notional amount of USD 40 million and made fixed interest rate payments in RMB which were translated into USD at foreign exchange rates on each settlement date.  The fixed interest rate payment was based on the notional amount of RMB 310,900,000 at a fixed interest rate of 8.3% per annum.  The SWAP required semi-annual payments in arrears on July 24 and January 24 and would mature on the earlier of (1) cash settlement defined as early termination or (2) January 24, 2012.

The Company originally intended to use the SWAP to hedge both variable interest risk of its outstanding high yield notes of USD 40 million, which bore interest at LIBOR plus 7% and adjustable to LIBOR plus 5.6% per annum after a qualifying IPO, and foreign currency risk of its operating subsidiaries in the People’s Republic of China.  However, since the Company was not exposed to foreign currency risk on the high yield notes, the SWAP did not qualify for hedge accounting and all changes in fair value of the SWAP should have been recognized in earnings.

Due to the complexities of accounting for derivatives, the Company had misapplied the US GAAP and designated the SWAP as cash flow hedge against the USD 40 million high yield notes.  The changes in fair value of the SWAP had been inappropriately accounted for in other comprehensive income rather than recognized in earnings prior to the SWAP being terminated on March 31, 2010.  The effect of correcting this error, after taking into consideration the income tax effect, would be a decrease in net income of USD 2.1 million, an increase in net income of USD 2.7 million, a decrease in net income of USD 5.6 million and a decrease in net income of USD 5.0 million for the years ended December 31, 2009, 2008 and 2007, and for the quarter ended March 31, 2010, respectively.

Acquisitions of Jinchuan and Hongtai

On February 5, 2010, the Company acquired 100% equity interest of Jinchuan from the selling shareholders of Jinchuan in exchange for a consideration of USD 5.075 million in cash and USD 5.075 million contingent upon Jinchuan achieving certain performance targets for the year ended December 31, 2010.

On May 31, 2010, the Company acquired 100% equity interest from the selling shareholder of Hongtai in exchange for USD 1.3 million payable in cash and 263,158 shares of the Company’s common stock.

Based on the original valuation results and purchase price allocation, the Company had recorded USD 3.3 million and USD 1.8 million of gain on bargain purchases resulting from the acquisitions of Jinchuan and Hongtai, respectively.  During the year-end closing process, management of the Company identified certain errors in the original purchase price allocation with respect to the fair value of certain property, plant and equipment the Company acquired in the Hongtai and Jinchuan acquisitions. As a result, the Company engaged another independent valuation firm to help determine the fair values of property, plant and equipment and land use rights acquired in the Hongtai and Jinchuan acquisitions. Pursuant to the final valuation report, the goodwill was approximately USD 0.6 million and USD 1.1 million related to the Jinchuan and Hongtai acquisitions, respectively.  The effect of correcting this error, after taking into consideration the income tax effect would be a decrease of net income of USD 3.3 million and USD 1.1 million for the quarters ended March 31, 2010 and June 30, 2010, respectively.

The Company’s management has discussed the matters disclosed in this Item 4.02 with Frazer Frost, LLP, the Company’s predecessor independent registered public accounting firm during the years and periods presented.

The Company will file an amendment to restate each of the Previously Issued Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: March 29, 2011	By:	/s/ Craig H. Studwell
Name: Craig H. Studwell
Title: Chief Financial Officer